                                                                    EXHIBIT 10.8





                                 LOAN AGREEMENT



                                 BY AND BETWEEN


                               THE CYNARA COMPANY
                                  ("Borrower")

                                      and


                             BANK ONE, TEXAS, N.A.
                                   ("Lender")


                    Dated as of the 8th day of October, 1997

                                 LOAN AGREEMENT
                               TABLE OF CONTENTS

CAPTION                                                                                                              PAGE
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
Section 1.  General Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Certain Definitions; Use of Defined Terms;
                 Accounting Terms; Singular or Plural . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         1.4     Revolving Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         1.5     Repayment Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         1.5     Prepayment/  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         1.6     Authorized Officer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 2.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.1     Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.3     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.4     Investments, Loans, Advances and Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.5     Liabilities and Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.6     Titles and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.7     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.8     [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.10    Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.11    Pension Reform Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.12    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.13    Margin Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.14    Patents, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.15    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.16    Credit Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.17    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.18    Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Section 3.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.1     Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.2     Taxes and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.3     Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.4     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.5     Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.6     Reimbursement of Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.8     Certificate of Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.10    Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.11    Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.12    Payments from Account Debtors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 4.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.1     Guarantees and Debts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      (i)
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
CAPTION                                                                                                              PAGE
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
         4.2     Dividends and Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.3     Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.4     Mergers, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.5     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.6     Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.7     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.8     Basic Line of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.9     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.10    Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.11    Operating Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 5.  Events of Default and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 6.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1     Counsel to Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2     Required Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.3     Other Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.4     Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.5     Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 7.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.1     Survival of Various Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.4     Renewals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.5     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.7     Non-Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.8     Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.9     Payment on Non-Business Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.10    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.11    Controlling Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.12    Savings Clause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.13    Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.14    Set Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.15    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.16    Change of Ownership or Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





                                      (ii)

CAPTION                                                                                                              PAGE
-------                                                                                                              ----


Exhibits
         "1.3"          Form of Term Note
         "1.4.1"        Borrowing Application
         "1.4.2"        Form of Revolving Note
         "2.5"          Liabilities and Litigation
         "3.8"          Certificate of Compliance
         "3.11"         Borrowing Base Report




                                     (iii)

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT made and entered into as of the 8th day of October, 1997, by and between The Cynara Company, a Delaware corporation, with offices and place of business at 2925 Briarpark, Suite 1200, Houston, Texas 77042 (hereinafter called "Borrower") and Bank One, Texas, N.A., a national banking corporation, with offices at 910 Travis, Houston, Texas 77002 (hereinafter called "Lender"). 22

                                   AGREEMENT

         WHEREAS, Borrower has agreed to borrow, and Lender has agreed to make available, a loan of up to $13,000,000 as more fully described below,

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Borrower and Lender agree as follows intending to be legally bound hereby:


                           Section 1.  General Terms

         1.1 Indebtedness. Upon the terms and conditions hereinafter set forth, the Lender agrees to lend to Borrower and/or issue letters of credit for the account of Borrower in an aggregate of up to $13,000,000.00, outstanding at any time as evidenced by a Term Loan in an amount of up to $7,000,000 and a Revolving Facility to be extended to the Borrower by the Lender in an amount up to $6,000,000.00, as more specifically described in Section 1.3(a) hereof and the Letter of Credit Facility as more specifically described in Section 1.4(b) hereof.

         1.2 Certain Definitions; Use of Defined Terms; Accounting Terms; Singular or Plural. (a) As used herein:


                 (1) "Affiliate" shall mean any Person who is an "affiliate" within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as such regulations are amended from time to time.

                 (2) "Agreement" shall mean this Loan Agreement as it may be amended or supplemented from time to time.

                 (3) "Authorized Officer" shall mean the chairman, president, chief executive officer or chief financial officer of the Borrower or any other individual designated as an Authorized Officer by the Board of Directors of Borrower.

                 (4) "Base Rate" shall mean the variable rate of interest announced by Lender from time to time as its base rate of interest and, without notice to the Borrower or any other person, such rate of interest shall change as and when changes in that base rate of interest are announced. The Base Rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of the Lender's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate of interest actually charged on any loan, and that Lender may make various commercial or other loans at rates of interest having no relationship to the Base Rate. If at any time the "Base Rate" of Lender is no longer available, the owner of the Notes ("Owner") will designate as "Base Rate" a different variable rate of interest announced by a national banking association of Owner's choice.

                 (5) "Borrowing Base" shall mean the sum of (i) eighty percent (80%) of Eligible Accounts plus (ii) one hundred percent (100%) of Liquid Collateral plus (iii) fifty percent (50%) of Inventory.

                 (6) "Borrowing Base Report" shall mean the report in the form attached as Exhibit "3.11".

                 (7) "Business Day" shall mean any weekday on which Lender is open for business.

                 (8) "Capital Assets" shall mean tangible property, real or personal, with a useful life of greater than one (1) year.

                 (9) "Capital Expenditures" shall mean the cost paid for the acquisition of Capital Assets.

                 (10) "Cash Flow" shall mean the sum of the Borrower's net income plus non-cash charges, less distributions or dividends paid and non-cash income for the immediately preceding four quarters.

                 (11) "Cash Flow Coverage Ratio" shall mean the ratio of Cash Flow to Debt Service, calculated on a quarterly basis.

                 (12) "Certificate of Compliance" shall mean the certificate described in Section 3.8 of this Agreement.

                 (13) "Closing Date" means the date of the satisfaction of all the closing conditions contained in the Agreement for the Term Loan.

                 (14)     "Collateral" shall mean the property described in
         Section 3.10 of this Agreement, securing payment of the Indebtedness and performance of the obligations of the Borrower under this Agreement and the Security Instruments.

                 (15)     "Commitment" means $13,000,000.

                 (16) "Commitment Fee" means a fee payable by Borrower to Lender on the average daily unused portion of the Credit Facility(use shall include the face amount of Credits and the principal amount of Loans outstanding) from the Closing Date to the end of the Credit Facility Commitment Period provided that the unused portion of the Term Loan after December 31, 1997 shall not be included, at the rate of one half of one percent (1/2%) per annum based on a 365 or 366 day year as applicable and the actual number of days elapsed.

                 (17) "Credit" means any irrevocable standby letter of credit issued by Lender for Borrower's account which shall have an expiry date of not later than 5:00 p.m. Houston, Texas time on the LOC Expiration Date, and shall be in the form acceptable to Lender.

                 (18) "Credit Facility" shall mean the credit facility described in Sections 1.3 and 1.4, including the Revolving Facility and the Letter of Credit Facility.

                 (19) "Credit Facility Commitment Period" means the period from the Closing Date until the earlier to occur of (i) a Default, or
         (ii) the second anniversary of the Closing Date, provided that the Credit Facility Commitment Period may be extended for additional one-year periods at the discretion of the Lender.

                 (20) "Credit Fee" means one percent (1%) per annum on the face amount of each Credit; provided, however, that the minimum fee per Credit shall not be less than $500.00; provided, further, that all Credit Fees shall be due and payable at the time of the issuance of each Credit and shall be fully earned and non- refundable when paid.

                 (21) "Current Ratio" shall mean current assets divided by current liabilities.

                 (22) "Debt" shall mean with respect to any Person all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

                          (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

                          (b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

                          (c) All indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject to such mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance, whether or not the liabilities secured thereby have been assumed; and

                          (d) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with generally accepted accounting principles, should be reflected on the lessee's balance sheet.

                 (23) "Debt Service" means the aggregate of principal payments payable hereunder over the subsequent four quarters.

                 (24) "Default" shall mean an event which with the giving of notice, the lapse of time, or both, constitutes an Event of Default.

                 (25) "Defined Benefit Pension Plans," "Pension Benefit Guaranty Corporation," "Reportable Event," and "Prohibited Transaction" shall have the same respective meanings as are given to those terms in ERISA.

                 (26)     "Dow" means Dow Chemical Company.

                 (27) "EBITDA" means the sum of (i) net income, (ii) non-cash expenses and (iii) interest expense, less non-cash income and distributions or dividends paid, for the previous four quarters.

                 (28) "Eligible Accounts" shall mean the aggregate of all of Borrower's accounts receivable acceptable to Lender in Lender's reasonable discretion, which (i) are due and payable within thirty (30) days; (ii) have been outstanding less than ninety(90) days past the original date of invoice; (iii) have arisen from Borrower's sale of goods in which Borrower had sole ownership where such goods have been shipped or delivered to the account debtor;
         (iv) represent complete bona fide transactions which require no further act under any circumstances on Borrower's part to make such accounts receivable payable by the account debtor; (v) the goods the sale of which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, or on the basis of any similar understanding; (vi) the goods of sale giving rise to such accounts receivable were not, at the time of sale thereof, subject to any lien, except the security interest in favor of Lender created by the Security Instruments; (vii) are not subject to any provision prohibiting assignment or requiring notice of or consent to such assignment; (viii) are subject to a perfected, first priority security interest in favor of Lender; (ix) are not subject to setoff, counterclaim, defense, allowance, dispute or adjustment other than normal discounts for prompt payment and the goods of sale which gave rise to accounts receivable have not been returned, rejected, repossessed, lost or damaged; (x) have arisen in the ordinary course of Borrower's business and for which no notice of bankruptcy, insolvency or financial difficulty of the account debtor shall have been received by Borrower or Lender; (xi) are not evidenced by chattel paper or an instrument of any kind; (xii) are owed by the United States or any department, agency or instrumentality thereof if the provisions of the Federal Assignment of Claims Act have been satisfied; and (xiii) are not owed by any of Borrower's Affiliates.
         No account receivable owed by an account debtor to Borrower shall be included as an Eligible Account if more than twenty percent (20%) of the balances then outstanding on accounts receivable owed by such account debtor and its affiliates to Borrower have remained unpaid for more than ninety (90) days, unless the Lender consents to the inclusion of such receivables as an Eligible Receivable, which consent shall not be unreasonably withheld.

                 (29) "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

                 (30)     "Event of Default" shall mean any event specified in
         Section 5 of this Agreement provided that any requirement for the giving of notice, the lapse of time, or the happening of any condition, event or act has been satisfied.

                 (31) "Facility Fee" shall mean a fee in the amount of three-quarters of one percent (3/4%) of the Commitment; one-half of this fee has been advanced to Lender and one-half is payable upon execution of this Agreement.

                 (32) "Financial Statements" shall mean the audit report, annual financial statements, and interim statements described or referred to in Section 3.1 of this Agreement.

                 (33) "Funded Debt" means the principal amounts outstanding hereunder.

                 (34) "Indebtedness" shall mean all sums owed or to be owed by the Borrower to Lender whether principal or interest, including principal and interest on the Notes, reimbursement of advances pursuant to any Credit, and reimbursement of monies advanced by Lender pursuant to Section 3.6 hereof.

                 (35) "Investment" shall mean an equity investment resulting in the ownership of fifty percent (50%) or less of the securities of a corporation having ordinary voting power for election of directors or resulting in the ownership of any partnership interest.

                 (36) "Inventory" shall mean the cost to Borrower of all goods held for sale or lease, owned by Borrower at any time in question, whether in the possession of the Borrower, a bailee or any other Person, and includes (i) the costs of raw materials up to $1,000,000, (ii) the costs of finished goods, and (iii) the costs of project-related work-in-process in excess of billings.

                 (37) "Letter of Credit Facility" shall mean the Letter of Credit facility described in Section 1.4(b).

                 (38) "Letter of Credit Request" means, as applicable, either (i) a standby letter of credit application in the form prescribed by Lender, with all the blanks appropriately completed, and showing Borrower as the account party, or (ii) if Borrower has executed and delivered to Lender a Master Letter of Credit Agreement (whether prior to, contemporaneously with, or after the date of this Agreement), a standby letter of credit request or application in the form prescribed in such Master Letter of Credit Agreement with all the blanks appropriately completed and showing Borrower as the account party, as any of the same may be amended or modified from time to time.

                 (39) "Leverage Ratio" means the ratio of the principal amount outstanding hereunder to EBITDA, calculated on a quarterly basis.

                 (40) "Liquid Collateral" means all certificates of deposit issued by the Lender, owned by Borrower and in which the Lender has a first perfected security interest.

                 (41) "Loan" shall mean the Term Loan and any advance pursuant to the Revolving Facility.

                 (42) "LOC Expiration Date" means the date which is six months after the end of the Credit Facility Commitment Period.

                 (43) "Notes" shall mean the promissory note or notes delivered to Lender by Borrower pursuant to this Agreement, including, but not limited to, the Term Note and the Revolving Note.

                 (44) "Obligation" means all present and future obligations, duties, and liabilities, now or hereafter owed to Lender by Borrower, arising from or pursuant to the Notes, this Agreement or any of the Security Instruments, together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement thereof or collection of amounts due thereunder.

                 (45) "Permitted Encumbrances" shall mean the encumbrances and liens allowed pursuant to Section 4.5.


                 (46) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, government or political subdivision or agency thereof.

                 (47) "Prior Financial Statements" shall mean the unaudited balance sheet of Borrower as of June 30, 1997, which has been delivered to Lender.

                 (48) "Revolving Facility" shall mean the line of credit pursuant to Section 1.4.

                 (49) "Revolving Facility Maturity Date" shall mean the date that is the second anniversary of the Closing Date.

                 (50) "Revolving Note" shall mean the promissory note of the Borrower in the original principal amount of $6,000,000.00 issued pursuant to Section 1.4 of this Agreement in the form attached as Exhibit "1.4" to this Agreement.

                 (51) "Security Agreement" shall mean the security agreement or agreements of the Borrower granting Lender a security interest in the Collateral described in Section 3.10.

                 (52) "Security Instruments" shall mean the instruments described or referred to in Section 3.10 of this Agreement, including but not limited to the Security Agreement and any and all instruments now or hereafter executed in connection with or as security for the Notes.

                 (53) "Tangible Net Worth" shall mean the sum of (i) par value of capital stock, (ii) capital in excess of par value, and (iii) retained earnings less (a) all intangible assets such as good will and patent rights and (b) all promissory notes or accounts receivable due from Affiliates other than transactions arising in the ordinary course of business on an arm's length basis.

                 (54) "Term Loan" shall mean the loan made available to Borrower under Section 1.3 hereof.

                 (55) "Term Note" shall mean the promissory note of Borrower substantially in the form of Exhibit 1.3, attached hereto, in respect of the Term Loan.

         (b) All terms defined in this Agreement shall have the defined meanings when used in any Notes, certificate, report, or other document made or delivered pursuant to this Agreement, unless specifically required otherwise. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

         (c) Terms in the singular shall include the plural and those in the plural shall include the singular unless the context shall otherwise require.

         1.3 Term Loan. (a) The Lender, during the period from the date of this Agreement until December 31, 1997, subject to the terms and conditions of this Agreement, and subject to the condition that at the time of each borrowing hereunder no Default or Event of Default has occurred and is then continuing to occur and that the representations and warranties given by the Borrower in
Section 2 as of the date of this Agreement shall remain true and correct in all respects agrees to make loans to Borrower up to but not in excess of an aggregate principal amount outstanding at any time of $7,000,000.00, upon receipt from Borrower on or before 10:00 a.m. Houston time on the prior Business Day of written applications for loans hereunder in the form attached as Exhibit "1.3.1". Each advance shall be in an amount of not less than $50,000. The initial advance shall be in an amount sufficient to refinance all outstanding amounts due and owing by Borrower to Banc One Capital Partners.

         (b) Interest on the Term Loan shall accrue at the Base Rate plus one percent (1%) per annum.

         1.4 Revolving Credit Facility. The Lender, subject to the terms and conditions of this Agreement, and subject to the condition that at the time of each borrowing and/or Credit issuance hereunder no Default or Event of Default has occurred and is then continuing to occur and that the representations and warranties given by the Borrower in Section 2 as of the date of this Agreement shall remain true and correct in all material respects:

                          (a) agrees to make loans to Borrower during the Credit Facility Commitment Period pursuant to a Revolving Facility up to but not in excess of an aggregate principal amount outstanding at any time of the lesser of the Borrowing Base and $6,000,000.00, upon receipt from Borrower on or before 10:00 a.m. Houston time on the prior Business Day of written applications for loans hereunder in the form attached as Exhibit "1.4.1". Each advance shall be in an amount of not less than $50,000.

                          (b)     (1)      agrees to open one or more Credits
                 during the Credit Facility Commitment Period for Borrower's account. Borrower shall submit to Lender a Letter of Credit Request with respect to each Credit to be opened by Lender, in accordance with the terms hereof and the other letter of credit agreements in effect, if any. Lender at its option may accept telecopy requests for the issuance of Credits, provided that such acceptance shall not constitute a waiver of Lender's right to require delivery of a written Letter of Credit Request in connection with the issuance of a Credit. If Lender receives a request for a Credit issuance under the Credit Facility satisfying the conditions thereof prior to 10:00 a.m. Houston, Texas time on a Business Day, Lender shall use its best efforts to issue such Credit prior to 5:00 p.m. Houston, Texas time on such day, otherwise Lender shall use its best efforts to issue such Credit before 5:00 p.m. on the following Business Day (provided that the other conditions of the Credit Facility have been satisfied). No credit shall be issued with a termination date that is after the LOC Expiration Date, except for credits that are fully secured by Liquid Collateral, which credits shall not be outstanding for more than thirty-six (36) months. Borrower will be required to pay to Lender a Credit Fee for the issuance of each credit. Each Credit shall be on substantially the terms as Borrower may request and such Letter of Credit Request must be in the form and substance satisfactory to Lender. The sum of the outstanding face amount of all Credits when added to the sum of the outstanding Revolving Loans shall not exceed the lesser of the Borrowing Base or $6,000,000.00.

                               (2)      Additional Agreements Regarding Credits:

                                        (i)     Prior to the earlier to occur
                          of the occurrence of a Default or the end of the Credit Facility Commitment Period, if Borrower does not provide Lender with funds, in the amount and on the date necessary to settle Lender's obligations under any draft drawn or demand made under a Credit, Lender shall make, and Borrower shall accept, a Loan under the Credit Facility in the amount necessary to settle Lender's obligations under any draft or demand made under such Credit to the extent Borrower does not otherwise provide such funds, such Loan to be made as of the date of such settlement of the Credit. Borrower's obligations and indebtedness to Lender pursuant to such Loans shall be evidenced by the Notes, this Agreement, the Letter of Credit Requests and the other letter of credit agreements relating to the subject Credit. Anything herein to the contrary notwithstanding, in no event shall any Loan be made under the Credit Facility which, together with the outstanding principal amount thereof, would exceed the positive difference, if any, between (1) the lesser of the Borrowing Base or $6,000,000.00 less
                          (2) the aggregate principal amount of the outstanding Credits. Borrower shall pay any such excess to Lender on demand.

                                        (ii)    At the earlier to occur of a
                          Default or the end of the Credit Facility Commitment Period, and if a Credit is outstanding, Borrower agrees (1) to deposit with Lender an amount equal to the aggregate undrawn amount of all Credits, and (2) to reimburse Lender by paying to Lender in immediately available funds (which amounts Lender may draw from any funds held by Lender) at Lender's principal office in Houston, Texas, upon its demand, the amount necessary to settle Lender's obligations under any draft drawn or demand made under a Credit issued by Lender which has not been paid by the proceeds of Loans made pursuant to the immediately preceding paragraph hereof. Borrower's obligations and indebtedness to Lender pursuant to such draws or demands made on any Credit shall be evidenced by this Agreement, the Letter of Credit Requests and the other letter of credit agreements relating to the subject Credit. After the expiry date of a Credit, Lender shall return the unused portion of the cash collateral securing such Credit to Borrower.

                                        (iii)   Borrower agrees that (1) Lender
                          shall not be responsible or liable for, and Borrower's obligation to reimburse Lender for any payment made by Lender under such Credit shall not be affected by (x) the validity, enforceability or genuineness of any Notes or other document (or such endorsement) if such is proven to be invalid, unenforceable, fraudulent or forged, except in the event of the Lender's gross negligence or willful misconduct, or (y) any dispute between Borrower and the beneficiary under such Credit, and (2) any action taken or omitted to be taken by Lender in connection with such Credit, if taken in good faith and with reasonable care, shall be binding upon Borrower and shall not create any liability for Lender to Borrower.

                                        (iv)    In case of any conflict between
                          the terms of any Letter of Credit Request or other letter of credit agreement and the terms of this Agreement, the terms of this Agreement shall control. Such additional provisions of each Letter of Credit Request and other letter of credit agreement shall be cumulative and in addition to the terms of this Agreement.

                                        (v)     Neither Lender nor any of
                          Lender's correspondents shall be responsible for:
                          (1) the failure of any draft to bear any reference or adequate reference to any Credit, or the failure of any Person to surrender or to take up any Credit or the failure of any Person to note the amount of any instrument on any Credit, (2) errors, omissions, interruptions, or delays in transmission or delivery of any messages, in person, by mail, cable, telegraph, wireless or otherwise whether or not they may be in cipher, (3) any use which may be made of any Credit or any acts or omissions of beneficiary thereof in connection therewith, or (4) the validity, sufficiency, or genuineness of documents, or any endorsement(s) thereon, even if such document should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged, except in the event of the Lender's gross negligence or willful misconduct. Lender shall not be responsible for any act, error, neglect, default, omission, insolvency, or failure in business of any of its correspondents (including without limitation negligent acts and omissions, but expressly excluding gross negligence and willful misconduct), and the happening of any one or more of the contingencies referred to in this sentence or the preceding sentence shall not affect, impair, or prevent the vesting of any of Lender's rights or powers under the Notes, this Agreement and the Security Instruments. Lender and/or any of its correspondents may receive, accept, or pay as complying with the terms of any Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name any Credit provides that any drafts or any other documents should be drawn or issued. It is hereby further agreed that any action, inaction, or omission taken or suffered by Lender, or by any of its correspondents, under or in connection with any Credit or any drafts or documents referenced therein, if in good faith and in conformity with such foreign or domestic laws and customs or other regulations as Lender or any of Lender's correspondents may deem to be applicable thereto, shall be binding upon Borrower and shall not place Lender or any of Lender's correspondents under any resulting liability to Borrower.

                          (c) The Borrower's obligation to repay the Revolving Facility shall be evidenced by a promissory note of the Borrower in substantially the form attached as Exhibit "1.4.2" hereto, payable to the order of Lender. The Revolving Note shall bear interest at the Base Rate per annum not to exceed the maximum non-usurious interest rate permitted by applicable law with the balance of principal plus accrued and unpaid interest due and payable on or before the Revolving Facility Maturity Date.

                          (d) Borrower may, at any time, upon giving written notice to Lender, reduce the maximum amount of Loans and/or Credits Borrower has the right to request hereunder.
                 Effective upon Lender's receipt of such notice and as of such date, the maximum amount of Loans and/or Credits Borrower has a right to obtain shall be so reduced and Borrower's obligation to pay the Commitment Fee shall be calculated based upon the reduced amount after the effective date of such notice.

         1.5 Repayment Schedule. Borrower hereby agrees to pay, and authorizes and directs Lender to collect:

                          (a) Credit Fees (at the time of the issuance of a Credit), the Facility Fee upon execution of this Agreement, and the Commitment Fee (on the last day of each December, March, June, and September, commencing December 31, 1997);

                          (b) the amount of any drawing under a Credit not otherwise reimbursed to Lender by advance under the Notes on the earlier of the LOC Expiration Date by Lender by debit to Borrower's Operating Account No. 1820763017 at Lender or any other of Borrower's accounts at Lender;

                          (c) accrued interest on the Term Loan shall be payable quarterly commencing December 31, 1997;

                          (d)      the principal of the Term Loan in twenty
                 (20) consecutive quarterly installments of $325,000 each, commencing March 31, 1998, provided that all outstanding principal of and interest on the Term Loan shall be due and payable on or before December 31, 2002; and

                          (e) advances under the Revolving Note (on the maturity of the Revolving Note), and accrued interest on the advances under the Revolving Note (quarterly on the last day of each quarter and on maturity of the Revolving Note); provided, that all advances under the Revolving Note to reimburse Lender for draws under any Credit shall be due and payable in full on the maturity of the Revolving Note; provided further, that all outstanding principal, together with accrued and unpaid interest, shall be due and payable in full on or before the second anniversary of the Closing Date.

         1.6 Prepayment/Mandatory Prepayment. The Borrower shall have the right to prepay without premium at any time any amount owing on the Notes.

         1.7 Authorized Officer. Lender is authorized to rely on the instructions of the Authorized Officer as to all matters related to this Agreement and the transactions contemplated hereby.

                   Section 2.  Representations and Warranties

         The Borrower represents and warrants to the Lender that:

         2.1 Corporate Existence. The Borrower is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction in which it is incorporated and duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary, except where the failure to be so qualified could have a material adverse effect on Borrower's basic line of business.

         2.2 Corporate Authority. The Borrower is duly authorized and empowered to create and issue the Notes, and to execute and deliver this Agreement. The Borrower is duly authorized and empowered to execute and deliver the Security Instruments to which it is a party, and all other instruments referred to or mentioned herein to which Borrower is a party, and all corporate action requisite for the due creation, issuance and delivery of the Notes and the due execution and delivery of this Agreement and the Security Instruments has been duly and effectively taken. This Agreement, the Notes, and the Security Instruments to which the Borrower is a party when executed and delivered will be valid and binding obligations of the Borrower enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency or other laws generally affecting the enforcement of creditors' rights). This Agreement, the Notes, and the Security Instruments do not violate any provisions of the Borrower's corporate charter or bylaws, or any material provision of any contract, agreement, law or regulation to which the Borrower is subject, and the same do not require the consent or approval of any regulatory authority or governmental body of the United States or any state where the failure to obtain such consent would have a material adverse effect on the Borrower.

         2.3 Financial Condition. The Prior Financial Statement which has been delivered to Lender fairly presents the financial position of the Borrower at such date.

         2.4 Investments, Loans, Advances and Guarantees. As of the date hereof the Borrower has not made Investments in, loans or advances to or guarantees of the obligations of any Person which exceed, in the aggregate, $100,000.

         2.5 Liabilities and Litigation. Except as set forth on Exhibit 2.5, as of the date hereof the Borrower has no liabilities and no litigation, legal or administrative proceedings, investigation or other action is pending or to the Borrower's knowledge threatened against or affecting the Borrower which is not fully covered by insurance subject to deductible not greater than $50,000.00 or which may adversely affect in a material respect the business or the assets of the Borrower or the Borrower's ability to carry on their business as now conducted, except for liabilities incurred in the ordinary course of business. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise of which Borrower has knowledge that would prevent or materially restrict Borrower's operations as they are currently conducted.

         2.6 Titles and Encumbrances. The Borrower has good title to its properties and assets, free and clear of all mortgages, liens and encumbrances, except those referred to in Section 4.5 hereof.

         2.7 No Default. No Default, or Event of Default exists under this Agreement and the Borrower is not in default in any respect under any material contract, agreement or instrument to which Borrower is a party or by which Borrower or any of its property may be bound, and Borrower is not aware of any default under any contract, agreement or instrument, which Default, Event of Default, default or breach could have a material adverse effect on the ability of the Borrower to perform its obligations under the Notes, this Agreement, or any of the Security Instruments to which they are a party or on its ability to conduct their business as now conducted.

         2.8     [INTENTIONALLY OMITTED]

         2.9 Taxes. As of the date hereof the Borrower has filed all tax returns required to be filed (or extensions have been granted) before delinquency, and all Federal and state income taxes that are due and payable by Borrower have been paid or otherwise satisfied before delinquency.

         2.10 Compliance. As of the date hereof the Borrower has complied in all material respects with all valid and applicable statutes, rules and regulations of each jurisdiction to which each may be subject.

         2.11 Pension Reform Act. In the event that ERISA may be applicable to any Defined Benefit Pension Plan of the Borrower, no Reportable Event or Prohibited Transaction exists which would constitute grounds for the termination of any such Defined Benefit Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer any such Defined Benefit Pension Plan.

         2.12 Environmental Laws. To Borrower's knowledge, and except as would not have a material adverse effect on the operations or financial condition of Borrower or on Borrower's ability to perform and pay its obligations hereunder and under the Security Instruments:

                 (a) Borrower and all of its properties, assets, and operations are in compliance in all material respects with all Environmental Laws (as hereinafter defined).

                 (b) Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower with the Environmental Laws.

                 (c) Borrower has not (i) permitted violation of any Environmental Laws with respect to any Hazardous Substances (as hereinafter defined), wastes or materials which exist on, about, or within or are used, generated, stored, transported, disposed of on, or released or (ii) permitted actions which would cause the incurrence of response costs or costs of corrective action on the part of Borrower as defined by the Environmental Laws.

                 (d) The use which Borrower makes and intends to make of its properties and assets will not result in violation of any Environmental Laws in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Substance, wastes or materials on, in, or from any such properties or assets.

                 (e) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of Borrower, threatened against Borrower relating in any way to any Environmental Law.

                 (f) Borrower (i) has no liability for remedial or corrective action or response costs under any Environmental Law, (ii) has not received any request for information by any governmental authority with respect to the condition, use, or operation of any of its properties or assets, and (iii) has not received any notice from any governmental authority or other person with respect to any violation of or liability under any Environmental Law.

                 (g) Borrower has obtained and complied with, and is in compliance with, all terms and conditions of all permits, licenses and other authorizations that may be required pursuant to Environmental Laws for the occupation of the properties of the Borrower and the operation of the business of the Borrower.

         "Environmental Laws" means any and all federal, state, local and foreign environmental laws, regulations, and ordinances applicable to Borrower or Borrower's operations, including without limitation the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Federal Water Pollution Control Act and the Oil Pollution Act. "Hazardous Substances" shall mean any item defined as hazardous under the Environmental Laws.

         2.13 Margin Securities. The Borrower does not own any "margin security" or "margin stock" as defined in Regulations G, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 207, 221 and 224, respectively).

         2.14 Patents, etc. Except as previously disclosed to the Lender in writing, the Borrower has all patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits and franchises which are required in order for it to conduct its business as now conducted without known conflict with the rights of others. The Borrower is not aware of any fact or condition which might cause any of such foregoing not to be renewed in due course.

         2.15 Full Disclosure. Neither this Agreement nor any certificate or written statement or any other factual data furnished by the Borrower or any of its officers in writing in connection with the negotiation of this Agreement or the transactions contemplated hereby contains any statement of a material fact which is untrue in any material respect or omits a material fact known to the Borrower to be necessary to make the statements contained herein or therein, taken as a whole, not misleading in any material respect. There is no fact known to the Borrower which the Borrower has failed to disclose to Lender in writing which could adversely affect the business, operations, assets, prospects or condition, financial or otherwise, of the Borrower.

         2.16 Credit Agreements. Borrower has no agreements in effect providing for or relating to extensions of credit in respect of which Borrower is or may become directly or contingently obligated, and has not signed any security agreement that is currently outstanding except as disclosed in writing to Lender contemporaneously with the execution and delivery of this Agreement.

         2.17 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         2.18 Public Utility Holding Company Act. Borrower is not a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                       Section 3.  Affirmative Covenants

         Until the Indebtedness of the Borrower to the Lender has been paid or while the Lender has a commitment to the Borrower hereunder:

         3.1 Reporting Requirements. The Borrower will promptly furnish to the Lender from time to time the following information regarding the business affairs and financial condition of the Borrower.

                 (a) as soon as possible and in any event within five (5) Business Days after obtaining knowledge of the occurrence of each Default or Event of Default, the statement of an Authorized Officer setting forth details of such Default or Event of Default and the action which the Borrower proposes to take with respect thereto;

                 (b) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, annual audited financial statements of the Borrower, including the balance sheet of the Borrower as at the end of such year and the statements of income, shareholders' equity and cash flow of the Borrower for such year, together with comparative figures for the preceding fiscal year, if applicable, the statements certified, without qualification, by independent certified public accountants acceptable to the Lender;

                 (c)      as soon as available, and in any event, within thirty
         (30) days after the last day of each month unaudited financial statements of the Borrower, including the balance sheet of the Borrower, as of the end of each such month, and the consolidating statements of income, shareholders' equity and cash flow of the Borrower for such month, certified by an Authorized Officer;

                 (d)      as soon as available, and in any event, within thirty
         (30) days following the last day of each month, the Borrowing Base Report, to include aging reports of accounts receivable;

                 (e)      as soon as available, and in any event within thirty
         (30) days following the end of each fiscal quarter, and within one hundred twenty (120) days after the end of each fiscal year, the certificate described in Section 3.8 of this Agreement; and

                 (f) such other information the Lender may reasonably request from time to time at reasonable intervals under the then applicable circumstances.

         The Financial Statements and other reports shall fairly present the financial position and results of operations of the Borrower and, if applicable, in accordance with generally accepted accounting principles, consistently applied.

         The Borrower grants to the Lender the right upon three (3) Business Days' prior notice to send the Lender's own representatives and/or employees during normal business hours to inspect, copy, and/or audit the books of the Borrower, the reasonable cost of which shall be paid by Borrower.

         3.2 Taxes and Other Liens. The Borrower will pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which if unpaid, might become a lien against the property of the Borrower provided the Borrower shall have the right to contest the foregoing by appropriate proceedings diligently pursued.

         3.3 Maintenance. Borrower will maintain its current basic operations without change in line of business, its corporate existence, remain in or become a corporation in good standing in each jurisdiction in which it is required to be qualified, maintain all patents, trademarks, franchises and licenses necessary in its business, and comply in all material respects with all valid and applicable statutes, rules and regulations including without limitation the Fair Labor Standard Act and all Environmental Laws, and it will maintain or cause to be maintained its properties in condition sufficient to continue its operations as presently conducted.

         3.4 Further Assurances. Borrower will promptly at Lender's request cure any defects in the execution and delivery of this Agreement, the Notes, the Security Instruments and any other instrument or instruments referred to or mentioned herein. Borrower will promptly, and in any event within ten (10) days of Lender's request, execute and deliver to Lender upon request all security agreements, financing statements, certificates of title, deeds of trust, mortgages or any other instrument required to accomplish covenants and agreements of Borrower under this Agreement and the Security Instruments.

         3.5 Performance of Obligations. Borrower will pay the Notes according to the reading, tenor and effect thereof and will do and perform every act and discharge all of the obligations provided to be performed and discharged by it under this Agreement, the Notes, the Security Instruments and any and all of the instruments referred to or mentioned herein to which it is a party at the time or times and in the manner therein and herein specified subject to the other provisions hereof. The Borrower will perform all obligations, pursuant to the terms of each indenture, agreement, contract, and other instrument by which the Borrower or its properties is bound.

         3.6 Reimbursement of Costs and Expenses. The Borrower will pay the reasonable fees and expenses of counsel for the Lender in connection with this Agreement and all transactions pursuant hereto, within thirty (30) days of delivery to Borrower of each statement for such fees and expenses. The Borrower will, upon request by Lender, within ten (10) days from said request, reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement, or to protect the properties, assets or business of the Borrower, including without limitation wages paid to insure compliance with the Fair Labor Standards Act, amounts incurred to collect the Notes or to enforce the rights of the Lender under this Agreement or any other instrument referred to or mentioned herein or executed or to be executed in connection herewith, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Lender in connection with any such matters, and any and all amounts expended by Lender after the occurrence of a Default or an Event of Default and during the continuation thereof as a result of the provisions of all Environmental Laws, together with interest at the rate of three percent (3%) over the Base Rate per annum, not to exceed the maximum non-usurious interest rate permitted by applicable law, on each such amount from the date that the same is due and payable to the Lender until the date it is repaid to the Lender. All amounts advanced in connection herewith shall be secured by the Collateral more fully described in Section 3.10.
Except for expenses advanced by Lender after (i) occurrence of an Event of Default, (ii) to maintain insurance or (iii) to protect and preserve the Collateral, Lender shall provide Borrower not less than five (5) days prior notice of any advance hereunder.

         3.7 Insurance. The Borrower will maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated. Not less than annually, either concurrently with delivery of the audited financial statements or promptly after renewal of the applicable policy, or upon the reasonable written request of Lender, the Borrower will furnish Lender a summary of the insurance coverage of the Borrower showing compliance herewith and in form and substance reasonably satisfactory to Lender and if requested will furnish Lender copies of the applicable policies. Borrower will cause any and all insurance policies, if any, insuring the Collateral, or any part thereof, to name Lender as loss payee thereunder as its interest may appear and contain a provision requiring at least thirty (30) days prior notice of cancellation to Lender. As soon as possible, and in any event, within ten (10) days, Borrower will notify Lender of the cancellation of any insurance coverage, whether or not Lender is a loss payee under the affected policy.

         3.8 Certificate of Compliance. Within thirty (30) days after the end of each month, and within one hundred and twenty (120) days after the end of each fiscal year there shall be furnished to the Lender a certificate in the form attached as Exhibit "3.8" signed by an authorized officer of the Borrower
(1) stating that a review of the activities of the Borrower during such year has been made under his supervision with a view to determining whether the Borrower has kept, observed, performed and fulfilled all of its obligations under this Agreement, the Notes, and Security Instruments, (2) containing calculations to verify compliance and/or non-compliance with financial covenants hereunder, and (3) stating that to the best knowledge and belief of such officer of Borrower the Borrower has kept, observed, performed and fulfilled each and every covenant and condition contained in the Notes, this Agreement and the Security Instruments and to the best knowledge and belief of such officer of Borrower is not at the time in default in the observance, performance or fulfillment of any such covenants and conditions or if the Borrower shall be in default, specifying any such default, the nature and status thereof, and what action, if any, has been taken to remedy the default or defaults; provided, however, that the information required by subsection (1) above shall be required for the annual certificate only.

         3.9     Litigation.  As soon as possible and in any event, within ten
(10) Business Days of a president or chief financial officer of Borrower obtaining knowledge thereof, Borrower shall give written notice to Lender of commencement of litigation (other than litigation being defended by an insurance carrier without reservation as to coverage claiming amounts within said coverage) in which the Borrower is reasonably expected to have liability in excess of $100,000.00 and of all proceedings before any governmental or regulatory agency affecting Borrower in which an adverse decision is reasonably expected to involve amounts in excess of $200,000.00.

         3.10 Security. The Indebtedness and Obligations of the Borrower under this Agreement and the Security Instruments shall be secured by the following:

                 (a) all Borrower's accounts, accounts receivable, documents, instruments, chattel paper, and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof;

                 (b) all Borrower's inventory, fixtures and equipment, whether now owned or hereafter acquired, and all products and proceeds thereof;

                 (c) without limiting any of the foregoing, all of Borrower's customer lists, books, records, business records, computer programs, computer software, database information, computer tapes and discs, contracts of insurance, letters of credit, advices of credit, confirmations of letters of credit, acceptances, drafts, warehouse receipts, guaranties, deposit accounts at or with Lender, warranties, and indemnities, whether now owned or hereafter acquired;

                 (d) any of the following issued by or held in the possession of Lender: any deposit, deposit account, money market account, cash management account, demand deposit account, savings account, security, certificate of deposit, cash, cash equivalent, or other sum at any time credited by or due (including without limitation any funds on deposit) from any depository or other person or entity to Borrower, certificated and uncertificated securities, whether now owned or hereinafter acquired, and all and any and all proceeds and products thereof; and

                 (e)      all products and proceeds of (a) through (d) above.

         3.11 Borrowing Base. The aggregate indebtedness pursuant to the Revolving Facility and the amount of outstanding Credits shall not exceed the Borrowing Base as reported in the Borrowing Base

Report. In accordance with Section 3.1(d), Borrower shall provide the Lender a calculation of the Borrowing Base on the Borrowing Base Report. In the event the aggregate unpaid principal balance of Loans plus the outstanding Credits exceeds the Borrowing Base calculated as described above as reported in the Borrowing Base Report, the Borrower will immediately, but in any event no later than the close of business on the same Business Day as the Borrowing Base Report is delivered to Lender, reduce the indebtedness under the Revolving Facility until the amount owed is less than the amount permitted pursuant to the Borrowing Base.

         3.12 Payments from Account Debtors. Borrower agrees to direct payments from its account debtors into its operating account No. 1820763017 at Lender via wire transfer or such other manner approved by Lender.


                         Section 4.  Negative Covenants

         In the absence of a written consent from Lender (in the manner hereinafter provided), so long as any part of the Indebtedness shall remain unpaid or the Lender has a commitment to the Borrower hereunder:

         4.1 Guarantees and Debts. The Borrower will not guarantee any contract or obligation of any other Person or incur, create, permit to exist, assume or guarantee or in any manner become or be liable in respect of any Debt, except that the foregoing restrictions shall not apply to:

                 (a) the Notes, Credits, and other obligations or liabilities pursuant to this Agreement or the Security Instruments;

                 (b) indebtedness on open account in connection with normal trade obligations in the ordinary course of business and obligations incurred in connection with the purchase and sale of Inventory in the ordinary course of business;

                 (c) lease obligations and general and administrative expenses;

                 (d) liabilities of the Borrower for any unpaid taxes not yet due or being diligently contested in good faith by appropriate proceedings and subject to the creation of appropriate reserves under generally accepted accounting principles and upon stay of levy and execution thereon;

                 (e) obligations of the Borrower pursuant to contracts entered into in the ordinary course of business, except for indebtedness for borrowed money;

                 (f) insurance premiums to the extent they are not delinquent; and

                 (g) other indebtedness pursuant to which no principal payments nor the establishment of any sinking fund is required prior to the maturity of the Term Loan.

Notwithstanding the foregoing exceptions (a) - (g), the Borrower shall not enter into any agreement or contract with face value in excess of $3,000,000, without the Lender's prior written consent, which shall not be unreasonably withheld.

         4.2 Dividends and Redemption. The Borrower will not declare or pay dividends or make any other distribution on account of, or purchase, acquire, redeem or retire any stock of the Borrower other than (1) dividends to shareholders in respect of the tax liabilities of such shareholders resulting from the operations of the Borrower and (2) retirement of outstanding common stock of the Borrower upon conversion to other common or preferred stock of the Borrower, whether now or hereafter outstanding, if after giving effect to such dividend, the Borrower shall not be in compliance with Section 4.7 hereof; provided that in no event shall such distribution or dividend exceed fifty percent (50%) of the Borrower's net income for the applicable period.

         4.3 Investments, Loans and Advances. The Borrower will not make Investments in or loans or advances to any Person, except (1) expense and salary advances made to employees of the Borrower or in the ordinary course of business, and (2) temporary cash investments approved by Lender, except that Lender shall review proposed investments in or creation of joint ventures of the Borrower and shall not unreasonably withhold its consent to such joint ventures.

         4.4 Mergers, etc. The Borrower will not (a) merge or consolidate with any corporation,(b) create any subsidiaries, (c) acquire all or substantially all the assets of any other entity, nor (d) create or participate in any partnerships or joint ventures, except that Lender shall review proposed investments in or creation of joint ventures of the Borrower and shall not unreasonably withhold its consent to such joint ventures. The Borrower will not liquidate or dissolve.

         4.5 Encumbrances. The Borrower will not create, incur, assume or permit to exist any mortgage, pledge, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract, except that the foregoing restrictions shall not apply to:

                 (a) liens of vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums not yet due or which are being diligently contested in good faith;

                 (b) liens for taxes not yet due or which are being diligently contested in good faith by appropriate proceedings;

                 (c) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance, pensions or other employee benefits;

                 (d) liens required by this Agreement or any of the Security Instruments;

                 (e) statutory liens and easements or other servitudes arising in the ordinary course of business and minor irregularities of title which do not materially impair the ownership or use of the property subject thereto for the purposes for which such property is owned and held by the Borrower or limit or restrict Lender's remedies hereunder;

                 (f) liens incurred in the ordinary course of business, not on any of the collateral, to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on appeal bonds; and

                 (g) judgments in existence less than 30 days after the entry thereof or with respect to which execution has been properly stayed.

         As to the liens and encumbrances permitted pursuant to paragraphs (a) and (b) above, Borrower's right to contest diligently in good faith by appropriate proceedings is conditioned upon the Borrower setting up appropriate reserves under generally accepted accounting principles and upon stay of levy and execution thereon.

         4.6 Sale of Assets. The Borrower will not sell, transfer or otherwise dispose of all or substantially all of its assets. The Borrower will not enter into any arrangement directly or indirectly with any person, firm, or corporation whereby the Borrower would sell or transfer any property, whether now owned or hereafter acquired, and then or thereafter lease as lessee such property or any part thereof or any other property which the Borrower would use for substantially the same purpose or purposes as the property sold or transferred.

         4.7 Financial Covenants. The Borrower will not at any time permit:

                 (a)      its Current Ratio to be less than 1.1 to 1.0;

                 (b) its Tangible Net Worth to be less than $2,500,000 plus fifty percent (50%) of Borrower's net income (excluding any deductions for net losses);

                 (c) its Leverage Ratio to be greater than 3.25 to 1.0 through December 31, 1998, and 2.0 to 1.0 thereafter; and

                 (d) its Cash Flow Coverage Ratio of not less than 1.25 to 1.0.

         All terms not expressly defined shall be defined in accordance with generally accepted accounting principles. All determinations under this Agreement shall be made in accordance with generally accepted accounting principles consistently applied, on a consolidated basis, except where expressly provided to the contrary. All references to a preceding period shall mean the period ending as of the end of the month, quarter or fiscal year for which the applicable report is delivered. All references to a period immediately following shall mean the period beginning on the first day of the month, quarter or fiscal year following the end of the period for which the applicable report is delivered.

         4.8 Basic Line of Business. Borrower will not change its basic line of business from gas membrane separation services, gas membrane plant manufacturing and related businesses.

         4.9 Transactions with Affiliates. Borrower will not enter into transactions with an Affiliate which is not on an arms-length basis comparable to the terms which would apply to a transaction with a bona-fide third party.

         4.10 Capital Expenditures. Borrower will not make any capital expenditures, acquisitions or other investments except in the ordinary course of business. During any twelve month period,

Borrower will not make capital expenditures in excess of $250,000, except for expenditures of up to $1,200,000 for the membrane manufacturing and drying plant before June 30, 1998.

         4.11 Operating Leases. The Borrower shall not enter into any operating leases except (a) operating leases in existence on the Closing Date and (b) operating leases in which lease payments do not exceed $75,000 per year in the aggregate.

                   Section 5.  Events of Default and Remedies

         5.1 Events of Default. Any of the following events which shall occur and be continuing shall be considered an Event of Default as that term is used herein:

                 (a) Borrower does not pay any installment of interest on the Notes, a payment of fees owed to Lender, or any installment of principal of the Notes or a reimbursement under any Credit within three (3) Business Days of the due date; provided, however, that any default rate of interest provided herein shall immediately accrue on such amounts, notwithstanding the foregoing grace period;

                 (b) Borrower does not pay at the scheduled maturity (after expiration of any applicable grace period) or when due whether by acceleration or otherwise all or any part of, any Debt of the Borrower to any other person or entity which exceeds, in the aggregate, $50,000;

                 (c) The Borrower shall fail or refuse for a period of thirty (30) days to furnish to the Lender any information, data, certificate, or other document required by this Agreement;

                 (d) The Borrower does not comply with or fails in the performance of any covenant contained in Section 3 of this Agreement (other than delivery of information which shall be governed by Section 5.1(c) hereof) or any of the Security Instruments to be kept or performed by the Borrower and, except for the failure to make payments hereunder, such failure continues for thirty (30) days;

                 (e) The Borrower does not comply with or fails in the performance of any covenant contained in Section 4.7 of this Agreement to be kept or performed by the Borrower and fails to cure such default within thirty (30) days of the occurrence thereof;

                 (f) The Borrower does not comply with or fails in the performance of any covenant contained in Section 4 of this Agreement (other than Section 4.7) to be kept or performed by the Borrower and, except for the failure to make payments hereunder, such failure continues for thirty (30) days;

                 (g) Any representation or warranty made by the Borrower herein or in any of the Security Instruments proves to have been untrue in any material respect, or any representation, statement (including financial statements), certificate or data furnished or prepared and made available by the Borrower to Lender hereunder proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified;

                 (h) The Borrower shall discontinue business, or shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, a trustee or liquidator of itself or of all or a substantial part of its assets, or
         (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceedings (whether federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking reorganization of the Borrower or appoints a receiver, trustee or liquidator of the Borrower or of all or a substantial part of its assets, or (vi) take or omit to take any action for the purpose or with the result of effecting or permitting any of the foregoing.

         5.2 Remedies. Upon the happening of an Event of Default specified in Section 5.1(g), immediately and without notice, and upon the happening of any other Default or Event of Default specified in Section 5.1, at the option of the Lender, without notice to Borrower, Lender may declare any commitment hereunder cancelled and cease advances thereunder, and/or upon the happening of an Event of Default specified in Section 5.1(g), immediately and without notice, and otherwise, at the option of the Lender, upon notice to Borrower, Lender may declare the entire aggregate principal amount of the Notes then outstanding and the interest accrued thereon immediately due and payable without further notice and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by the Borrower.


                              Section 6.  Closing

         The closing of the loans and the commencement of advances pursuant to the Revolving Facility contemplated hereby shall be subject to the satisfaction of the following conditions:

         6.1 Counsel to Lender. All legal matters incident to the transactions herein contemplated shall be satisfactory to Gardere Wynne Sewell & Riggs, L.L.P., counsel to the Lender.

         6.2 Required Documents. The Lender shall have received executed copies of the following closing documentation:

                 (a)      This Agreement;
                 (b)      The Term Note;
                 (c)      The Revolving Note;
                 (d)      The Security Agreement;
                 (e)      The Notice of Final Agreement;
                 (f)      An opinion of counsel satisfactory to Lender;
                 (g) An appraisal from an independent appraiser acceptable to Lender, appraising the value of Borrower's fixed assets at $9,000,000 or greater; and
                 (h)      Such other documentation as Lender may require.

         6.3 Other Conditions. Other conditions and/or documentation have been completed and/or executed in a manner satisfactory to Lender in its reasonable discretion.

         6.4 Material Adverse Changes. No event has occurred that could reasonably be expected to have a material adverse effect on Borrower's business, operations or property, Borrower's ability to perform its obligations under this Agreement, the Notes or any of the Security Instruments, or the validity or enforceability of this Agreement, the Notes or any of the Security Instruments or Lender's remedies and rights hereunder or thereunder.

         6.5 Other Indebtedness. Evidence of payment of Borrower's indebtedness to Dow, which shall be in form and substance satisfactory to Lender.


                           Section 7.  Miscellaneous

         7.1 Survival of Various Matters. All representations and warranties of the Borrower herein shall be deemed remade as of the date of any borrowing hereunder (except to the extent such representation and warranty expressly provides it is as of the date hereof), and all covenants and agreements herein not fully performed before the date of this Agreement, shall survive such date.

         7.2 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and may be personally served or sent by telex, telecopier, mail or the express mail service of the United States Postal Service, Federal Express or other equivalent overnight or expedited delivery service and (i) if given by personal service, telex (confirmed by telephone) or telecopier (confirmed by telephone), it shall be deemed to have been given upon receipt, (ii) if sent by telex or telecopier without telephone confirmation, it shall be deemed to have been given twenty-four (24) hours after being given, (iii) if sent by mail, it shall be deemed to have been given upon receipt and (iv) if sent by Federal Express, the Express Mail Service of the United States Postal Service or other equivalent overnight or expedited delivery service, it shall be deemed given twenty-four (24) hours after delivery to such overnight or expedited delivery service, delivery charges prepaid and properly addressed to Borrower or Lender, as the case may be. For purposes hereof, the address of Borrower and Lender shall be as follows:

         Borrower:


                 The Cynara Company
                 2925 Briarpark, Suite 1200
                 Houston, Texas 77042
                 Attention: Mr. Richard D. Peters
                 Fax No. (713) 975-8881

                 with copies to:

                 Heller, Hickox, Dimeling, Schreiber & Park
                 1629 Locust Street
                 Philadelphia,, Pennsylvania 19103
                 Attention:  Mr. George K. Hickox, Jr.
                 Fax No. (215) 546-1041

                 and

                 Reed Smith Shaw & McClay
                 One Liberty Place, 25th Floor
                 Philadelphia, Pennsylvania 19103
                 Attention: Lori L. Lasher, Esquire
                 Fax No. (215) 851-1420


         Lender:


                 Bank One, Texas, N.A.
                 910 Travis
                 Houston, Texas  77002
                 Attention: David Phillips
                 Fax No.:  (713) 751-3646

                 Except that all reports required by Section 3.1 hereof shall be delivered to:

                 Bank One, Texas, N.A.
                 910 Travis
                 Houston, Texas 77002
                 Attention: Monitoring Unit
                 Fax No.: (713) 751-6239

                 with a copy to:

                 Gardere Wynne Sewell & Riggs, L.L.P.
                 333 Clay Avenue, Suite 800
                 Houston, Texas  77002
                 Attention:  Mr. Robert W. Bramlette
                 Fax No.:  (713) 308-5555

Any party may, by proper written notice hereunder to the other parties, change the address to which notices shall thereafter be sent to it.

         7.3 Successors and Assigns. All covenants and agreements herein contained by or on behalf of the Borrower shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns and all covenants and agreements herein contained by or on behalf of the Lender shall bind the Lender and its successors and assigns.

         7.4 Renewals. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension or rearrangement of any part of the Indebtedness originally represented by the Notes.

         7.5 No Waiver. No course of dealing on the part of the Lender or its officers or employees, or any failure or delay by the Lender with respect to exercising any right, power or privilege of the Lender under this Agreement, the Notes, or Security Instruments, shall operate as a waiver thereof. The rights and remedies of the Lender under this Agreement, the Notes, and the Security Instruments shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

         7.6 Governing Law. This Agreement and the Notes which may be issued hereunder shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas.

         7.7 Non-Subordination. The Notes shall never be in a position subordinate to any indebtedness owing to any other creditor of the Borrower, except to the extent that such other creditor may hold a lien or liens on specific assets of the Borrower pursuant to the terms hereof or with the knowledge and written consent of the Lender.

         7.8 Exhibits. The Exhibits attached to this Agreement are incorporated herein for all purposes, and shall be considered a part of this Agreement. Those exhibits are: Term Note - Exhibit "1.3"; Borrowing Application - Exhibit "1.4.1"; Revolving Note - Exhibit "1.4.2"; Adverse Change
- Exhibit "2.3"; Liabilities and Litigation - Exhibit "2.5"; Certificate of Compliance - Exhibit "3.8"; and Borrowing Base Report - Exhibit "3.11".

         7.9 Payment on Non-Business Days. Whenever (i) any payment to be made hereunder or under the Notes or (ii) any certificate, report or financial statement is due on a day that is a Saturday, Sunday or banking holiday under the laws of the State of Texas, such payment shall be made on the next succeeding day which is not a Saturday, Sunday or banking holiday under the laws of the State of Texas and such extension of time shall be included in the computation of interest due with such payment.

         7.10 Severability. In the event any one or more of the provisions contained in this Agreement, the Notes, or the Security Instruments, or in any other instrument referred to herein or executed in connection with or as security for the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Notes, or the Security Instruments, or any other instrument referred to herein or executed in connection with or as security for the Notes. Furthermore, in lieu of such invalid, illegal or unenforceable provision, there shall automatically be added a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and as may be valid, legal and enforceable.

         7.11 Controlling Document. Should a direct conflict exist between the specific terms of the Notes, this Agreement or any of the Security Instruments, the Notes shall control over this Agreement and the Security Instruments, and this Agreement shall control over the Security Instruments and the exhibits attached to this Agreement.

         7.12 Savings Clause. Nothing contained in this Agreement or in the Notes or in any other agreement or undertaking relating hereto shall be construed to obligate Borrower, under any circumstances whatsoever, to pay interest in excess of the maximum rate that Borrower may pay pursuant to Texas law and in regard to which Borrower would be prohibited from successfully raising the claim or defense of usury (the "Maximum Rate"). In the event that any sums received from Borrower are at any time under applicable law deemed or held to provide a rate of interest in excess of the Maximum Rate, the effective rate of interest on the loans hereunder shall be deemed reduced to and shall be the Maximum Rate and the Borrower and all sureties, endorsers and guarantors shall accept as their sole remedy under such circumstances either the return of any sums of interest which may have been collected and which produced a rate in excess of the Maximum Rate, or the application of those sums as a credit against the unpaid principal amount of the loan, whichever remedy may be elected by Lender. In addition, in the event that the Notes are prepaid or the maturity of the Notes is accelerated by reason of election by Lender hereunder, then all unearned interest shall either be cancelled or, if theretofore paid, shall either be returned to Borrower or credited on the unpaid principal amount due under the Notes, whichever action may be elected by Lender.

         7.13 Investment. Lender represents that it is the present intention of Lender to acquire the Notes for its own account for the purpose of investment and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that

Lender remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the loans pursuant to this Agreement as commercial lending transactions, and that Lender may grant a participation interest in the Notes in the ordinary course of business. In the absence of the exercise by Lender of any remedy set forth in Section 5.2, Lender shall obtain Borrower's prior written consent to the assignment of Lender's obligations hereunder.

         7.14 Set Off. Upon the occurrence and during the continuance of any Default or Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Indebtedness, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) which the Lender may have.

         7.15 INDEMNIFICATION. BORROWER AGREES TO INDEMNIFY AND HOLD LENDER AND ITS OFFICERS, EMPLOYEES, DIRECTORS AND AGENTS HARMLESS AGAINST ALL THIRD PARTY CLAIMS, DAMAGES, LIABILITIES AND EXPENSES WHICH MAY BE ASSERTED AGAINST LENDER IN CONNECTION WITH OR ARISING OUT OF ANY THIRD PARTY INVESTIGATION, LITIGATION OR PROCEEDING RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN CLAIMS ARISING FROM LENDER'S BAD FAITH, GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

         7.16 Change of Ownership or Control. If at any time while any Notes shall be outstanding or the Lender has a commitment hereunder (a) any of Robert J. Hamaker, Ralph Kelly, Douglas P. Heller or George K. Hickox, Jr. ceases to be a shareholder of Borrower or (b) the current shareholders of Borrower cease to have the ability to elect a majority of the directors of the Borrower, a "Change of Ownership or Control" shall be deemed to have occurred. The Borrower shall promptly, but in any event within ten (10) days give written notice to Lender upon obtaining knowledge of an event which is or would constitute the occurrence of a Change of Ownership or Control. Lender shall, upon the happening of a Change of Ownership or Control, have the privilege of declaring the Notes to be due and payable on a date not earlier than ten (10) days from the date of the exercise of said privilege. The Notes then outstanding shall thereupon become due and payable on the date specified in the notice sent to the Borrower by Lender including the principal amount thereof plus accrued interest thereon to the accelerated maturity date and any amounts owed by Borrower to Lender pursuant to this Agreement or the Security Instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

         THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENTS BETWEEN THE BORROWER AND THE LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER AND THE BORROWER.


                               THE CYNARA COMPANY



                               By: /s/ RICHARD D. PETERS
                                   ---------------------------
                               Name: Richard D. Peters
                               Title: Chief Financial Officer


                               BANK ONE, TEXAS, N.A.


                               By:  /s/ JOHN LANE
                                   ----------------------------
                               Name:   John Lane
                               Title:  Vice President

                                 EXHIBIT "1.3"

                                   TERM NOTE

                                EXHIBIT "1.4.1"

                                LOAN APPLICATION

                                              , 19
                           -------------------    ---

TO:
        ----------------------------------------------

FROM:
        ----------------------------------------------

         1. Reference is made to that certain Loan Agreement, dated as of __________, 1997 (the "Agreement"), between The Cynara Company as Borrower, and Bank One, Texas, N.A. as Lender. All terms defined in such Agreement shall have the same meaning herein.

         2. Please be advised that during normal banking hours on ___________, 19___, Borrower shall borrow from Lender the aggregate principal sum of $____________ which, when borrowed, will cause the total outstanding principal amount of indebtedness pursuant to the Revolving Facility plus outstanding Letters of Credit to be $______________.

         3. Borrower has not acquired knowledge of any event which would make any representation or warranty set forth in Section 2 of the Agreement untrue in any material respect except as such may have been superseded by information previously furnished to Lender, representations relating expressly to a given date and as follows:





         4. No Event of Default exists, and no event has occurred which with the lapse of time or notice or both could become an Event of Default.

                               Very truly yours,



                               ----------------------------------------

                               Exhibit "1.4.2"

                                REVOLVING NOTE

                                EXHIBIT "2.5"

                          LIABILITIES AND LITIGATION




                                     NONE

                                 EXHIBIT "3.8"

                           CERTIFICATE OF COMPLIANCE


         In accordance with Section 3.8 of the Loan Agreement ("Loan Agreement") dated __________, 1997, between Bank One, Texas, N.A. ("Lender") and The Cynara Company, a Delaware corporation ("Borrower"), I,
__________________________________, _____________________ of the Borrower do
hereby certify that the following is true and correct as of ______________, 19____.

         1. To the best of my knowledge and belief, that the Borrower is not in default under the Loan Agreement, the Notes, and the Security Instruments.

         2. That the Borrower's financial condition for the month ending __________________ is as follows:

FINANCIAL                                   REQUIRED RATIO/      ACTUAL RATIO/
COVENANT                                        AMOUNT              AMOUNT
---------                                   ---------------      -------------
Current Ratio                               1.1 to 1.0 or less

Tangible Net Worth                          $2,500,000 or previous
                                            year's no. + 50% of
                                            net income

Leverage Ratio                              No more than 3.0 to 1.0

Cash Flow Coverage Ratio                    Not less than 1.25 to 1.0


Collateral Location:

   The foregoing terms are used as defined in the Amended and Restated Loan Agreement.



                                        ----------------------------------------
                                            (Signature of Certifying Officer)

                                 EXHIBIT "3.11"
                             BORROWING BASE REPORT

                                    FORM OF
                           BORROWING BASE CERTIFICATE

NO. ____________________                           Dated ____________, 19_______

         In accordance with the loan agreement ("Agreement") dated __________, 1997 between Bank One, Texas, N.A. ("Lender") and The Cynara Company ("Borrower"), I, ____________________________ of the Borrower hereby certify and warrant that the following schedule accurately states Borrower's Liquid Collateral, Eligible Accounts Receivables and Inventory and Borrower's borrowing base as of the date hereof:

A.       Eligible Accounts
         -----------------

         1.      Prior Months Eligible Accounts Receivable:                  ______________
         2.      Borrowing Base Component (A(1) x 80%):                      ______________

B.       Inventory
         ---------

         1.      Cost of raw materials                                       ______________
         2.      Lesser of 1. And $1,000,000                                 ______________
         3.      Costs of finished goods                                     ______________
         4.      Project costs in excess of billings                         ______________
         5.      Sum of B(2), (3) and (4)                                    ______________
         6.      Borrowing Base Component (B(5) x 50%):                      ______________

C.       Borrowing Base Calculation
         --------------------------

         1.      Total Liquid Collateral (at 100% Advance Rate):             ______________
         2.      Borrowing Base (Sum of A(2), B(2) and C(1):                 ______________

D.       Availability
         ------------

         1.      Credit Facility Commitment:                                 ______________
         2.      Borrowing Base (C(2) above):                                ______________
         3.      Lesser of D(1) and D(2):                                    ______________
         4.      Total Credits Outstanding:                                  ______________
         5.      Total Loans Outstanding:                                    ______________
         6.      Total Outstandings:                                         ______________
         7.      Availability D(3)-D(6):                                     ______________

         The Undersigned further certifies and covenants that there has been no material adverse change in the financial condition of Borrower from that shown by the financial statements furnished to Lender and to the best of his knowledge that no default under the Agreement is existing on the date of this certificate, and that the foregoing report is true and correct as of the date, and that the items mentioned herein constitute collateral in accordance with the terms of the Agreement.

                                        ----------------------------------------
                                             Signature of Certifying Officer

                                        Title:
                                              ----------------------------------